THIRD AMENDED AND RESTATED LOAN AGREEMENT

Wachovia Bank, National Association
225 Water Street
Jacksonville, Florida 32202

(Hereinafter referred to as the "Bank")

Global Axcess Corp.
224 Ponte Vedra Park Drive
Ponte Vedra Beach, Florida  32082

Nationwide Money Services, Inc.
224 Ponte Vedra Park Drive
Ponte Vedra Beach, Florida  32082

EFT Integration, Inc.
224 Ponte Vedra Park Drive
Ponte Vedra Beach, Florida  32082

Electronic Payment & Transfer Corp.
224 Ponte Vedra Park Drive
Ponte Vedra Beach, Florida  32082

Axcess Technology Corporation
224 Ponte Vedra Park Drive
Ponte Vedra Beach, Florida  32082

(Individually and collectively "Borrower")

This Third Amended and Restated Loan Agreement ("Agreement") is entered into October 27, 2005, by and between Bank and Borrower and amends and restates that certain Second Amended and Restated Loan Agreement dated June 22, 2005, between Bank and Borrower.

Borrower has applied to Bank for a loan or loans (individually and collectively, the "Loan") evidenced by one or more promissory notes as follows:

Line of credit in the principal amount of $500,000 (the "Revolving Loan") which is evidenced by a Renewal Promissory Note dated June 24, 2005 ("Line of Credit Note"), under which Borrower may borrow, repay, and reborrow, from time to time, so long as the total indebtedness outstanding at any one time does not exceed the principal amount of the Line of Credit Note. Bank's obligation to make advances under the Line of Credit Note shall terminate if demand is made for payment of the Line of Credit Note or the Borrower is in Default (as defined below) under any Loan Document, or in any event, on June 30, 2006, unless renewed or extended by Bank in writing upon such terms then satisfactory to Bank in its sole discretion; and

Term loan in the principal amount of $1,250,000 (the "Term Loan 1") which is evidenced by a Promissory Note dated September 24, 2004 ("Term Note 1").

Term loan in the principal amount of $500,000 (the "Term Loan 2") which is evidenced by a Promissory Note of even date herewith ("Term Note 2").

Term loan in the principal amount of $3,000,000 (the "Term Loan 3") which is evidenced by a Promissory Note of even date herewith ("Term Note 3") (the Line of Credit Note, Term Note 1, Term Note 2 and Term Note 3 are hereinafter sometimes collectively referred to as the "Note").
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The proceeds of Term Loan 1 were to be used by Borrower to finance business acquisitions. The proceeds of Term Loan 2 are to be used by Borrower to pay down the $500,000.00 line of credit promissory note dated July 7, 2004. The proceeds of Term Loan 3 are to be used by Borrower to finance the acquisition of Amer-E-Com Digital Corporation.

The term "Loan Documents", as used in this Agreement, shall mean, collectively, the Loan Documents as that term is defined in the Line of Credit Note, Term Note 1, Term Note 2 and Term Note 3, and the term "Obligations", as used in this Agreement, shall mean, collectively, the Obligations as that term is defined in the Line of Credit Note, Term Note 1, Term Note 2 and Term Note 3.

Relying upon the covenants, agreements, representations and warranties contained in this Agreement, Bank is willing to extend credit to Borrower upon the terms and subject to the conditions set forth herein, and Bank and Borrower agree as follows:

REPRESENTATIONS. Accurate Information. All information now and hereafter furnished to Bank is and will be true, correct and complete. Any such information relating to Borrower's financial condition will accurately reflect Borrower's financial condition as of the date(s) thereof (including all contingent liabilities of every type), and Borrower further represents that its financial condition has not changed materially or adversely since the date(s) of such documents. Authorization; Non-Contravention. The execution, delivery and performance by Borrower, of this Agreement and other Loan Documents to which it is a party are within its power, have been duly authorized as may be required and, if necessary, by making appropriate filings with any governmental agency or unit and are the legal, binding, valid and enforceable obligations of Borrower; and do not (i) contravene, or constitute (with or without the giving of notice or lapse of time or both) a violation of any provision of applicable law, a violation of the organizational documents of Borrower, or a default under any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting Borrower, (ii) result in the creation or imposition of any lien (other than the lien(s) created by the Loan Documents) on any of Borrower's assets, or (iii) give cause for the acceleration of any obligations of Borrower to any other creditor. Asset Ownership. Borrower has good and marketable title to all of the properties and assets reflected on the balance sheets and financial statements supplied Bank by Borrower, and all such properties and assets are free and clear of mortgages, security deeds, pledges, liens, charges, and all other encumbrances, except as otherwise disclosed to Bank by Borrower in writing and approved by Bank ("Permitted Liens"). To Borrower's knowledge, no default has occurred under any Permitted Liens and no claims or interests adverse to Borrower's present rights in its properties and assets have arisen. Discharge of Liens and Taxes. Borrower has duly filed, paid and/or discharged all taxes or other claims which may become a lien on any of its property or assets, except to the extent that such items are being appropriately contested in good faith and an adequate reserve for the payment thereof is being maintained. Sufficiency of Capital. Borrower is not, and after consummation of this Agreement and after giving effect to all indebtedness incurred and liens created by Borrower in connection with the Note and any other Loan Documents, will not be, insolvent within the meaning of 11 U.S.C. ss. 101(32). Compliance with Laws. Borrower is in compliance in all respects with all federal, state and local laws, rules and regulations applicable to its properties, operations, business, and finances, including, without limitation, any federal or state laws relating to liquor (including 18 U.S.C. ss. 3617, et seq.) or narcotics (including 21 U.S.C. ss. 801, et seq.) and/or any commercial crimes; all applicable federal, state and local laws and regulations intended to protect the environment; and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), if applicable. Organization and Authority. Borrower is duly created, validly existing and in good standing under the laws of the state of its organization, and has all powers, governmental licenses, authorizations, consents and approvals required to operate its business as now conducted. Borrower is duly qualified, licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers, and in which the failure to so qualify or be licensed, as the case may be, in the aggregate, could have a material adverse effect on the business, financial position, results of operations, properties or prospects of Borrower. No Litigation. There are no pending or threatened suits, claims or demands against Borrower that have not been disclosed to Bank by Borrower in writing, and approved by Bank.

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AFFIRMATIVE COVENANTS. Borrower agrees that from the date hereof and until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, Borrower will: Access to Books and Records. Allow Bank, or its agents, during normal business hours, access to the books, records and such other documents of Borrower as Bank shall reasonably require, and allow Bank, at Borrower's expense, to inspect, audit and examine the same and to make extracts therefrom and to make copies thereof. Business Continuity. Conduct its business in substantially the same manner and locations as such business is now and has previously been conducted. Compliance with Other Agreements. Comply with all terms and conditions contained in this Agreement, and any other Loan Documents, and swap agreements, if applicable, as defined in the 11 U.S.C. ss. 101, as in effect from time to time. Estoppel Certificate. Furnish, within 15 days after request by Bank, a written statement duly acknowledged of the amount due under the Loan and whether offsets or defenses exist against the Obligations. Insurance. Maintain adequate insurance coverage with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of established reputation engaged in the same or similar businesses including, without limitation, commercial general liability insurance, workers compensation insurance, and business interruption insurance; all acquired in such amounts and from such companies as Bank may reasonably require. Maintain Properties. Maintain, preserve and keep its property in good repair, working order and condition, making all replacements, additions and improvements thereto necessary for the proper conduct of its business, unless prohibited by the Loan Documents. Notice of Default and Other Notices. (a)
Notice of Default. Furnish to Bank immediately upon becoming aware of the existence of any condition or event which constitutes a Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, may become a Default, written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto. (b) Other Notices. Promptly notify Bank in writing of (i) any material adverse change in its financial condition or its business;
(ii) any default under any material agreement, contract or other instrument to which it is a party or by which any of its properties are bound, or any acceleration of the maturity of any indebtedness owing by Borrower; (iii) any material adverse claim against or affecting Borrower or any part of its properties; (iv) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any governmental agency or unit affecting Borrower; and (v) at least 30 days prior thereto, any change in Borrower's name or address as shown above, and/or any change in Borrower's structure. Other Financial Information. Deliver promptly such other information regarding the operation, business affairs, and financial condition of Borrower which Bank may reasonably request. Payment of Debts. Pay and discharge when due, and before subject to penalty or further charge, and otherwise satisfy before maturity or delinquency, all obligations, debts, taxes, and liabilities of whatever nature or amount, except those which Borrower in good faith disputes. Reports and Proxies. Deliver to Bank, promptly, a copy of all financial statements, reports, notices, and proxy statements, sent by Borrower to stockholders, and all regular or periodic reports required to be filed by Borrower with any governmental agency or authority.

NEGATIVE COVENANTS. Borrower agrees that from the date hereof and until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, Borrower will not: Nonpayment; Nonperformance. Fail to pay or perform the Obligations or Default (as defined in the Loan Documents) under any of the Loan Documents. Cross Default. Default in payment or performance of any obligation under any other loans, contracts or agreements of Borrower, any Subsidiary or Affiliate of Borrower ("Affiliate" shall have the meaning as defined in 11 U.S.C. ss. 101, except that the term "debtor" therein shall be substituted by the term "Borrower" herein, and "Subsidiary" shall mean any corporation of which more than 50% of the issued and outstanding voting stock is owned directly or indirectly by Borrower), any general partner of the holder(s) of the majority ownership interests of Borrower with Bank or its affiliates. Material Capital Structure or Business Alteration. Materially alter the type or kind of Borrower's business or that of its Subsidiaries or Affiliates, if any, or suffer or permit the acquisition of substantially all of Borrower's business or assets, or a material portion (10% or more) of such business or assets if such a sale is outside Borrower's ordinary course of business, or more than 50% of its outstanding stock or voting power in a single transaction or a series of transactions. Prepayment of Other Debt. Retire any long-term debt entered into prior to the date of this Agreement at a date in advance of its legal obligation to do so. Change in Fiscal Year. Change its fiscal year without the prior written consent of the Bank. Default on Other Contracts or Obligations. Default

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

on any material contract with or obligation when due to a third party or default in the performance of any obligation to a third party incurred for money borrowed. Government Intervention. Permit the assertion or making of any seizure, vesting or intervention by or under authority of any governmental entity, as a result of which the management of Borrower or any guarantor is displaced of its authority in the conduct of its respective business or such business is curtailed or materially impaired. Encumbrances. Create, assume, or permit to exist any mortgage, security deed, deed of trust, pledge, lien, charge or other encumbrance on any of its assets, whether now owned or hereafter acquired, other than: (i) security interests required by the Loan Documents;
(ii) liens for taxes contested in good faith; (iii) liens accruing by law for employee benefits; (iv) liens granted pursuant to capitalized leases entered into in connection with the acquisition of automated teller machines ("ATMs"); or (v) Permitted Liens. Limitation on Debt. Directly or indirectly create, incur, assume or become liable for any additional indebtedness, whether contingent or direct, other than (i) indebtedness approved by Bank, such approval not to be unreasonably withheld, and (ii) obligations of the Borrower not exceeding $5,000,000 in aggregate amount outstanding at any time incurred under capitalized leases entered into in connection with the acquisition of ATMs. Judgment Entered. Permit the entry of any monetary judgment or the assessment against, the filing of any tax lien against, or the issuance of any writ of garnishment or attachment against any property of or debts due. Retire or Repurchase Capital Stock. Retire or otherwise acquire any of its capital stock.

ANNUAL FINANCIAL STATEMENTS. Borrower shall deliver to Bank, within 120 days after the close of each fiscal year, audited financial statements reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules; all on a consolidated and consolidating basis with respect to Borrower and its subsidiaries, affiliates and parent or holding company, as applicable, and in reasonable detail, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. All such statements shall be examined by an independent certified public accountant acceptable to Bank. The opinion of such independent certified public accountant shall not be acceptable to Bank if qualified due to any limitations in scope imposed by Borrower or any other person or entity. Any other qualification of the opinion by the accountant shall render the acceptability of the financial statements subject to Bank's approval.

PERIODIC FINANCIAL STATEMENTS. Borrower shall deliver to Bank, within 45 days after the end of each fiscal quarter, unaudited management-prepared quarterly financial statements including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules; all on a consolidated and consolidating basis with respect to Borrower and its subsidiaries, affiliates and parent or holding company, as applicable, all in reasonable detail and prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. Such statements shall be certified as to their correctness by a principal financial officer of Borrower and in each case, if audited statements are required, subject to audit and year-end adjustments, and shall be accompanied by a Compliance Certificate in the form attached as Exhibit A. .

FINANCIAL COVENANTS. Debt Service Coverage Ratio. Borrower shall, at all times, maintain a Debt Service Coverage Ratio of not less than 1.25 to 1.00, to be calculated quarterly, on a rolling four quarters basis. "Debt Service Coverage Ratio" means the ratio of (i) the sum of net income (determined in accordance with generally accepted accounting principles) plus interest expense on all Funded Debt, divided by (ii) the aggregate principal maturities and interest expense on all Funded Debt, all for the preceding four quarters. For the purposes of this calculation, "Funded Debt" shall mean, as applied to any person or entity, the sum of all indebtedness for borrowed money, (including, without limitation, capital lease and synthetic lease obligations, subordinated debt (including debt subordinated to the Bank), and unreimbursed drawings under letters of credit), or any other monetary obligation evidenced by a note, bond, debenture or other agreement or similar instrument of that person or entity. Senior Funded Debt to EBITDA Ratio. Borrower shall at all times maintain a Senior Funded Debt to EBITDA Ratio of not more than 2.00 to 1.00 on or before December 31, 2006, and not more than 1.50 to 1.00 thereafter. This covenant shall be calculated quarterly, on a rolling four quarters basis. "Senior Funded Debt to EBITDA Ratio" shall mean the sum of all Senior Funded Debt divided by the sum of earnings before interest, taxes, depreciation and amortization. "Senior Funded Debt" shall mean, as applied to any person or entity, the sum of all indebtedness for borrowed money, including, without limitation, capital lease and synthetic lease obligations and unreimbursed drawings under letters of

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credit, or any other monetary obligation evidenced by a note, bond, debenture or other agreement or similar instrument of that person or entity, excluding any debt fully subordinated to Bank on terms and conditions acceptable to Bank. Senior Liabilities to Effective Tangible Net Worth Ratio. Borrower shall at all times, maintain a ratio of Senior Liabilities to Effective Tangible Net Worth of not more than 2.50 to 1.00 on or before December 31, 2005 and not more than 2.00 to 1.00 thereafter. This covenant shall be calculated quarterly. "Senior Liabilities" shall mean the sum of Total Liabilities, including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet, and all obligations as lessee under off-balance sheet synthetic leases, all in accordance with generally accepted accounting principles applied on a consistent basis, excluding debt fully subordinated to Bank on terms and conditions acceptable to Bank. "Effective Tangible Net Worth" shall mean total assets minus Senior Liabilities, but in no event shall Effective Tangible Net Worth, for purposes of this calculation, be less than $1.00. For purposes of this computation, the aggregate amount of any intangible assets of Borrower including without limitation, merchant contracts, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets. "Total Liabilities" shall mean all liabilities of Borrower, including capitalized leases and all reserves for deferred taxes, debt fully subordinated to Bank on terms and conditions acceptable to Bank, and other deferred sums appearing on the liabilities side of a balance sheet, and all obligations as lessee under off-balance sheet synthetic leases, of Borrower, all in accordance with generally accepted accounting principles applied on a consistent basis. Deposit Relationship. The Borrower shall maintain its primary depository account with the Bank.

DEFAULT. If any of the following occurs, a default ("Default") under this Agreement shall exist: Nonpayment; Nonperformance. The failure of timely payment or performance of the Obligations or Default under this Agreement or any other Loan Document. False Warranty. A warranty or representation made or deemed made in the Loan Documents or furnished Bank in connection with the loan evidenced by this Agreement proves materially false, or if of a continuing nature, becomes materially false. Cross Default. At Bank's option, any default in payment or performance of any obligation under any other loans, contracts or agreements of Borrower, any Subsidiary or Affiliate of Borrower, any general partner of or the holder(s) of the majority ownership interests of Borrower with Bank or its affiliates ("Affiliate" shall have the meaning as defined in 11 U.S.C. ss. 101, as in effect from time to time, except that the term "Borrower" shall be substituted for the term "Debtor" therein; "Subsidiary" shall mean any business in which Borrower holds, directly or indirectly, a controlling interest). Cessation; Bankruptcy. The death of, appointment of a guardian for, dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against Borrower, its Subsidiaries or Affiliates, if any, or any general partner of or the holder(s) of the majority ownership interests of Borrower, or any party to the Loan Documents. Material Capital Structure or Business Alteration. Without prior written consent of Bank, (i) a material alteration in the kind or type of Borrower's business or that of Borrower's Subsidiaries or Affiliates, if any; and (ii) the sale of substantially all of the business or assets of Borrower, any of Borrower's Subsidiaries or Affiliates or any guarantor, or a material portion (10% or more) of such business or assets if such a sale is outside the ordinary course of business of Borrower, or any of Borrower's Subsidiaries or Affiliates or any guarantor, or more than 50% of the outstanding stock or voting power of or in any such entity in a single transaction or a series of transactions. Material Adverse Change. Bank determines in good faith, in its sole discretion, that the prospects for payment or performance of the Obligations are impaired or there has occurred a material adverse change in the business or prospects of Borrower, financial or otherwise. Default under Master Lease. The occurrence of a default under that Master Equipment Lease Agreement between Borrower and First Union Commercial Corporation or its nominee dated August 4, 2004, as amended or modified from time to time. Material Contracts. The termination of the Borrower's contract with STAR Network.

THE FOREGOING ENUMERATION OF EVENTS OF DEFAULT NOTWITHSTANDING, NOTHING HEREIN SHALL BE DEEMED TO LIMIT, RESTRICT, IMPAIR OR DIMINISH THE ABSOLUTE RIGHT OF BANK TO DEMAND PAYMENT OF THE REVOLVING LOAN IN FULL, AT ANY TIME, WITHOUT CAUSE.

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

REMEDIES UPON DEFAULT. If a Default occurs under this Agreement or any other Loan Document, Bank may at any time thereafter, take the following actions: Bank Lien. Foreclose its security interest or lien against Borrower's accounts without notice. Acceleration Upon Default. Accelerate the maturity of the Term Note and, at Bank's option, any or all other Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. ss. 101, as in effect from time to time) between Borrower and Bank, or its affiliates, which shall be due in accordance with and governed by the provisions of said swap agreements; whereupon the Term Note and the accelerated Obligations shall be immediately due and payable; provided, however, if the Default is based upon a bankruptcy or insolvency proceeding commenced by or against Borrower or any guarantor or endorser of this Note, all Obligations (other than Obligations under any swap agreement as referenced above) shall automatically and immediately be due and payable. Cumulative. Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

REAFFIRMATION OF SECURITY AGREEMENT. The Note, this Agreement and all Loan Documents shall be secured by that certain Security Agreement between Borrower and Bank as of July 7, 2004.

NO THIRD PARTY BENEFICIARY. The parties hereto do not intend the benefits of this Agreement to inure to any third party. Notwithstanding anything contained in this Agreement or any other Loan Document, or any course of conduct by any of the parties hereto, this Agreement shall not be construed as creating any rights, claims, or causes of action against Bank, or any of its officers, agents, or employees, in favor of any contractor, subcontractor, supplier of labor, materials or services, or any of their respective creditors, or any other person or entity other than Borrower.

CONDITIONS PRECEDENT. The obligations of Bank to make the loan and any advances pursuant to this Agreement are subject to the following conditions precedent:
Additional Documents. Receipt by Bank of such additional supporting documents as Bank or its counsel may reasonably request.

IN WITNESS WHEREOF, Borrower and Bank, on the day and year first written above, have caused this Agreement to be executed under seal.

                    Global Axcess Corp., a Nevada corporation


                    By: ____________________________________(SEAL)
                    Name:  David J. Surette
                    Its:   Chief Financial Officer


                    Nationwide Money Services, Inc., a Nevada corporation


                    By: ____________________________________(SEAL)
                    Name:  David J. Surette
                    Its:   Chief Financial Officer


                    EFT Integration, Inc., a Florida corporation


                    By: ____________________________________(SEAL)
                    Name:  David J. Surette
                    Its:   Chief Financial Officer


                    Electronic Payment & Transfer Corp., a Nevada corporation


                    By: ____________________________________(SEAL)
                    Name:  David J. Surette
                    Its:   Chief Financial Officer


                      [Signatures continued on next page.]

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

                    Axcess Technology Corporation, a Nevada corporation


                    By: ____________________________________(SEAL)
                    Name:  David J. Surette
                    Its:   Chief Financial Officer



                    Wachovia Bank, National Association


                    By: __________________________________________(SEAL)
                    Name:
                         -----------------------------------------
                    Its:                               Vice President
                         -----------------------------


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                                    EXHIBIT A